Exhibit 99.1

Contact:	Tom Brooker/John Patenaude	Rich Coyle
	Nashua Corporation	Sard Verbinnen & Co.
	847-318-1797/603-880-2145	212-687-8080
NASHUA REPORTS THIRD QUARTER 2007 RESULTS
     NASHUA, N.H., November 1, 2007 — Nashua Corporation (NASDAQ: NSHA), a manufacturer and marketer of labels, thermal specialty papers and imaging products, today announced financial results for the third quarter ended September 28, 2007.
     Net sales for the third quarter of 2007 were $67.6 million, compared to $69.5 million for the third quarter of 2006. Gross margin for the third quarter of 2007 was $11.6 million, or 17.1%, compared to $10.7 million, or 15.4%, for the third quarter of 2006. Income from continuing operations before income taxes for the third quarter of 2007 was $1.3 million compared to a loss from continuing operations before taxes of $1.8 million for the third quarter of 2006. Income from continuing operations for the third quarter of 2007 was $0.9 million, or $0.16 per share, compared to a loss from continuing operations of $1.2 million, or $0.20 per share, in the third quarter of 2006. Net income for the third quarter of 2007 was $0.9 million, or $0.16 per share, compared to net loss of $1.2 million, or $0.19 per share, in the third quarter of 2006. Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations were $2.8 million for the third quarter of 2007, compared to $0.3 million for the third quarter of 2006.
     The results for the third quarter of 2006 included a curtailment loss of $939,000 related to the freezing of pension benefits for certain hourly employees which was partially offset by a curtailment gain of $206,000 associated with the cessation of postretirement benefits for the same active hourly employees. The results for the third quarter of 2006 also included severance charges of $740,000. Nashua did not record any curtailment losses or gains or severance charges during the third quarter of 2007
     Net sales for the nine months ended September 28, 2007 were $200.5 million, compared to $199.8 million for the nine months ended September 29, 2006. Gross margin for the nine months ended September 28, 2007 was $35.3 million, or 17.6%, compared to $30.0 million, or 15.0%, for the nine months ended September 29, 2006. Income from continuing operations before income taxes for the nine months ended September 28, 2007 was $4.5 million, compared to a loss from continuing operations before income taxes of $4.4 million for the nine months ended September 29, 2006. Income from continuing operations for the first nine months of 2007 was $2.7 million, or $0.47 per share, compared to loss from continuing operations of $2.8 million, or $0.45 per share, in the first nine months of 2006. Net income for the nine months ended September 28, 2007 was $3.0 million, or $0.52 per share, compared to a net loss of $1.7 million, or $0.28 per share, for the nine months ended September 29, 2006. EBITDA from continuing operations was $8.5 million for the nine months ended September 28, 2007, compared to $1.4 million for the same period in 2006.
     Commenting on the results for the quarter, Tom Brooker, President and Chief Executive Officer, stated, “While sales decreased slightly in the third quarter, we were successful in increasing gross margin dollars and percentages, largely through decreases in manufacturing cost. Net income improved as a result of our increased margins and continued focus on expense control. Sales on a year-to-date basis increased slightly while margins and net income increased substantially due to cost improvements and continued expense control. We will focus both on increasing sales revenue and expense control as we work to improve performance.”

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Business Segment Highlights
     Nashua’s Label Products segment, which prints and converts product for the grocery, food service, retail, transportation, entertainment, and general industrial markets, reported net sales for the third quarter of 2007 of $27.8 million and gross margin of $5.0 million, or 17.9%. Net sales for the third quarter of 2006 were $28.2 million and gross margin was $4.7 million, or 16.5%.
     Sales in the Label segment decreased slightly on a quarter-to-quarter basis as declines in the retail shelf and supermarket scale product lines were partially offset by increases in our automatic identification and pharmacy product lines. Margins increased in the quarter due to lower manufacturing cost and the pass-through of price increases to customers.
     The Company’s Specialty Paper Products segment, which includes the paper coating and converting businesses, reported net sales in the third quarter of 2007 of $40.4 million and gross margin of $6.4 million, or 15.9%. Net sales in the third quarter of 2006 were $41.5 million and gross margin was $6.1 million, or 14.6%.
     Sales in the Specialty Paper segment decreased 2.9% primarily due to lower sales in our ribbons, laser, financial and IBM-branded product lines which were partially offset by increases in our thermal point of sale, thermal facesheet, and ticket and tag product lines. While margin dollars decreased due to the lower volume, margin percentage increased due to lower manufacturing costs and costs for certain raw materials together with a stronger mix of higher-margin products.
Use of Non-GAAP Measures
     EBITDA is presented as supplemental information that management of Nashua Corporation believes may be useful to some investors in evaluating the Company because it is widely used as a measure of evaluating a company’s operating performance, as well as to evaluate its operating cash flow. EBITDA is used by management in the computation of ratios utilized for financing purposes and for planning and forecasting in future periods. EBITDA is calculated by adding net interest expense, income tax expense, depreciation and amortization back into net income. EBITDA should not be considered a substitute either for net income, as an indicator of Nashua’s operating performance, or for cash flow, as a measure of Nashua’s liquidity. In addition, because all companies may not calculate EBITDA in exactly the same manner, the presentation here may not be comparable to other similarly titled measures of other companies.
About Nashua
     Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, bond, point of sale, ATM and wide format papers, entertainment tickets, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.
Forward-looking Statements
     This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including earnings, revenue and profitability projections. When used in this press release, the words “should,” “expects” “will,” “plans,” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and

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uncertainties include, but are not limited to, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the resolution of certain litigation matters and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.

Third Quarter 2007 Earnings Results

NASHUA CORPORATION SUMMARY RESULTS OF OPERATIONS

Periods ended September 28 and September 29, respectively	Three Months		Nine Months
Dollars in thousands, except per share amounts (Unaudited)	2007	2006	2007	2006
Net sales	$67,610	$69,487	$200,467	$199,756
Cost of products sold	56,046	58,772	165,156	169,795

Gross margin	$11,564	$10,715	$35,311	$29,961
Gross margin %	17.1%	15.4%	17.6%	15.0%
Selling, distribution and administrative expenses	9,959	11,281	30,397	32,597
Research and development expenses	174	128	619	522
Loss from equity investment	29	71	169	190
Interest expense, net	372	620	520	1,221
Net loss on curtailment of postretirement plans	—	733	—	733
Other income (1)	(297)	(286)	(912)	(944)

Income (loss) from cont ops before income taxes (benefit)	1,327	(1,832)	4,518	(4,358)
Income tax provision (benefit)	475	(619)	1,777	(1,600)

Income (loss) from continuing operations	852	(1,213)	2,741	(2,758)
Income from discontinued operations, net of taxes(2)	—	54	289	1,058

Net income (loss)	$852	$(1,159)	$3,030	$(1,700)

Earnings per share:
Income (loss) from continuing operations	$0.16	$(0.20)	$0.47	$(0.45)
Income from discontinued operations	—	0.01	0.05	0.17

Net income (loss) per common share	$0.16	$(0.19)	$0.52	$(0.28)

Average common shares	5,386	6,146	5,864	6,133

Income (loss) per common share from continuing operations assuming dilution	$0.16	$(0.20)	$0.46	$(0.45)
Income per common share from discontinued operations assuming dilution	—	0.01	0.05	0.17

Net income (loss) per common share assuming dilution	$0.16	$(0.19)	$0.51	$(0.28)

Average common and potential common shares	5,465	6,146	5,934	6,133

(1)	Other income for the three and nine months ended September 28, 2007 represents income from the deferred gain from the sale of real estate and royalty income related to the 2006 sale of toner formulations. Other income for the three and nine months ended September 29, 2006 represents income from the rental of unused warehouse space at our New Hampshire facilities.

(2)	Income from discontinued operations for the nine months ended September 28, 2007 represents the reimbursement of our deductible related to the Cerion litigation which was dismissed by the courts. Income from discontinued operations for the nine months ended September 29, 2006 includes the results of our Toner and Developer business which we exited effective March 31, 2006 and income from the liquidation of an inactive foreign subsidiary.

Third Quarter 2007 Earnings Results

NASHUA CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 28	December 31
Dollars in thousands	2007	2006
Assets
Cash and cash equivalents	$4,612	$289
Accounts receivable	29,564	29,568
Inventories	22,498	23,764
Other current assets	2,958	2,670

Total current assets	59,632	56,291
Plant and equipment, net	23,958	26,399
Goodwill, net of amortization	31,516	31,516
Intangibles, net of amortization	375	606
Other assets	11,443	12,803

Total assets	$126,924	$127,615

Liabilities and Shareholders’ Equity
Accounts payable	$17,533	$16,620
Accrued expenses	8,612	8,639
Current maturities of long-term debt	625	—
Current maturities of notes payable	83	83

Total current liabilities	26,853	25,342
Long-term debt	12,175	4,750
Notes payable	229	285
Other long-term liabilities	23,711	28,211

Total long-term liabilities	36,115	33,246
Common stock and additional capital	20,080	22,342
Retained earnings	58,549	61,358
Accumulated other comprehensive loss:
Minimum pension liability adjustment(a)	(14,673)	(14,673)

Total shareholders’ equity	63,956	69,027

Total liabilities and shareholders’ equity	$126,924	$127,615

(a)	Our minimum pension liability adjustment represents an decrease in our minimum pension liability resulting from changes to our pension plans in 2006.

Third Quarter 2007 Earnings Results

NASHUA CORPORATION
RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

Periods ended September 28 and September 29, respectively	Three Months		Nine Months
In thousands (Unaudited)	2007	2006	2007	2006
Net income (loss) from continuing operations	$852	$(1,213)	$2,741	$(2,758)
Add back:
Interest expense, net	372	620	520	1,221
Income tax provision (benefit)	475	(619)	1,777	(1,600)
Depreciation on fixed assets	1,080	1,338	3,311	4,077
Amortization of intangible assets	43	163	180	491

Earnings from continuing operations before interest, taxes, depreciation and amortization	$2,822	$289	$8,529	$1,431

Third Quarter 2007 Earnings Results

NASHUA CORPORATION SELECTED FINANCIAL DATA

Periods ended September 28 and September 29, respectively	Three Months		Nine Months
Dollars in thousands (Unaudited)	2007	2006	2007	2006
NET SALES
Label Products	$27,848	$28,196	$84,515	$81,178
Specialty Paper Products	40,357	41,549	118,424	120,503
All Other	993	663	2,998	2,151
Reconciling Items:
Eliminations	(1,588)	(921)	(5,470)	(4,076)

Net sales	$67,610	$69,487	$200,467	$199,756

GROSS MARGIN
Label Products	$4,986	$4,655	$15,312	$11,840
Specialty Paper Products	6,398	6,063	19,548	17,858
All Other	180	(11)	489	255
Reconciling Items:
Eliminations	—	8	(38)	8

Total gross margin from continuing operations	$11,564	$10,715	$35,311	$29,961

DEPRECIATION AND AMORTIZATION
Label Products	$504	$534	$1,559	$1,589
Specialty Paper Products	500	676	1,518	1,943
Reconciling Item:
Corporate	119	291	414	1,036

Total depreciation and amortization	$1,123	$1,501	$3,491	$4,568

INVESTMENT IN PLANT AND EQUIPMENT
Label Products	$132	$322	$239	$674
Specialty Paper Products	261	342	603	1,514
Reconciling Item:
Corporate	14	55	68	207

Total Investment in plant and equipment	$407	$719	$910	$2,395

PENSION AND POSTRETIREMENT EXPENSE
Label Products	$80	$207	$237	$598
Specialty Paper Products	60	171	177	513
Reconciling Item:
Corporate	274	409	724	1,280

Total pension and postretirement expense	$414	$787	$1,138	$2,391